Statement of Privacy Policy

                                                                      July, 2001

Dear Valued Customer:

Ameritrans Capital Corp., Elk Associates Funding Corporation and EAF Holding Corp collectively, ("we") are committed to maintaining the privacy of our current and prospective individual clients and investors ("you). We recognize that you entrust us with important personal financial information, and we assure you that protecting and safeguarding this information is one of our highest priorities.

In connection with making available loans and providing other related investment products and services, we obtain nonpublic personal information about our individual customers. This information may include your name, address, e-mail address, social security number, account number, financial situation, credit history and other personal information.

We may collect nonpublic information about you from the following sources:

* Information we receive on applications, forms, questionnaires, web sites, agreements or in the course of establishing a customer relationship, or stockholder relationship.

*    Information about your transactions with us, our affiliates, or others

* Information we obtain as a result of transactions between or among our parent or subsidiary companies.

*    Information that we receive from consumer reporting agencies

We do not disclose any nonpublic personal information about our customers or former customers to any nonaffiliated parties, except as permitted by law, or in the event we sell a particular loan or investment or sell a participation interest in any loan or investment we make.

We restrict access to nonpublic personal information about you to those employees, agents or other parties who need to know that information to provide our products or services to you. We maintain procedural safeguards to guard your nonpublic personal information. If you have any questions about our policy, please contact us.